As filed with the Securities and Exchange Commission on March 17, 2006.

Registration No. 333-122186

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GSI Commerce, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2958132
(State of Incorporation)	(I.R.S. Employer Identification No.)

935 First Avenue

King of Prussia, PA 19406

(Address of Principal Executive Offices)

1996 EQUITY INCENTIVE PLAN

(Full title of the plan)

Arthur H. Miller

Executive Vice President and General Counsel

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

(610) 265-3229

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas S. Welk, Esq.

COOLEY GODWARD LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

(858) 550-6000

EXPLANATORY NOTE

Pursuant to a registration statement on Form S-8 (the “2005 Registration Statement”) filed with the Commission on January 21, 2005 (File No. 333-122186), the Registrant registered 1,000,000 shares of its Common Stock, $0.01 par value per share (“Common Stock”), issuable in connection with the Registrant’s 1996 Equity Incentive Plan (the “1996 Plan”). On March 8, 2005, the Registrant’s Board of Directors adopted the 2005 Equity Incentive Plan (the “2005 Plan”) as a replacement for the 1996 Plan which was then terminated. The number of shares issuable under the 2005 Plan will be increased by (1) the number of shares of Common Stock reserved under the 1996 Plan but not subject to stock options plus (2) the number of shares that would otherwise have reverted to the share reserve of the 1996 Plan as a result of, for example, expiration, termination or forfeiture of awards under the 1996 Plan (such shares of Common Stock referred to in (1) and (2) above, the “Unused Shares”).

This Post-Effective Amendment No. 1 to the 2005 Registration Statement is being filed for the purpose of disclosing that the Unused Shares are being moved to a registration statement on Form S-8 filed on or about the date hereof, registering the Unused Shares plus an additional 100,000 shares of Common Stock issuable pursuant to stock based awards to be issued under the Company’s 2005 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania, on March 15, 2006.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin
Michael G. Rubin
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael G. Rubin Michael G. Rubin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 15, 2006

/s/ Michael Conn Michael Conn	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2006

* M. Jeffrey Branman	Director	March 15, 2006

* Ronald D. Fisher	Director	March 15, 2006

/s/ John Hunter John Hunter	Director	March 15, 2006

* Mark S. Menell	Director	March 15, 2006

* Michael S. Perlis	Director	March 15, 2006

* Jeffrey F. Rayport	Director	March 15, 2006

*By:	/s/ Michael G. Rubin
Michael G. Rubin, Attorney-in-Fact